Exhibit 99.1

Sierra Monitor Corporation Announces Financial Results for the First Quarter Ended March 31, 2017

MILPITAS, Calif., May 02, 2017 (GLOBE NEWSWIRE) -- Sierra Monitor Corporation (OTCQB:SRMC), a provider of Industrial Internet of Things (IIoT) solutions that target facility automation and facility safety requirements, today announced financial results for the first quarter ended March 31, 2017.

Financial Highlights

  Reported Q1 2017 net sales of approximately $4.5 million, compared to approximately $4.5 million in the same prior year period.
  Recorded Q1 2017 gross profit of 60%, compared to 58% in the same prior year period.
  Reported Q1 2017 GAAP net loss per share of $0.01 (basic and diluted), compared to GAAP net loss of $0.01 per share (basic and diluted) for the prior year period.
  Posted Q1 2017 EBITDA loss of $0.1 million, compared to approximately breakeven for the same prior year period.
  Reported Q1 2017 Non-GAAP net income per share of $0.00 (basic and diluted), compared to $0.01 per share (basic and diluted) in the same prior year period.
  Ended Q1 2017 with a cash balance of approximately $4.4 million and no bank debt compared to a cash balance of $4.2 million and no bank debt at the end of Q1 2016.
  Declared nineteenth consecutive quarterly dividend of $0.01 per share, to be paid on May 15, 2017.

First Quarter 2017 Financial Results

Net sales for the quarter ended March 31, 2017 were $4,527,190, compared to $4,540,997 reported for the same period of 2016.  Sierra Monitor posted GAAP net loss of $133,842 or $0.01 per share (basic and diluted) for the quarter ended March 31, 2017, compared to GAAP net loss of $98,128 or $0.01 per share (basic and diluted) for the same period of 2016.  See Table A of this release for our condensed statements of operations.

Sierra Monitor posted non-GAAP net income of $22,095 or $0.00 per share (basic and diluted) for the quarter ended March 31, 2017, compared to non-GAAP net income of $114,819 or $0.01 per share (basic and diluted) for the same period of 2016. See Table C of this release for a reconciliation of GAAP to non-GAAP operating results.

Sierra Monitor posted EBITDA of $(94,202) for the quarter ended March 31, 2017 compared to EBITDA of $(4,962) for the same period of 2016.  See Table D of this release for a reconciliation between GAAP Net Income and EBITDA operating results.

Sierra Monitor had $4,448,251 in cash on March 31, 2017 with no bank borrowings, compared to $4,152,745 as of March 31, 2016.  Net trade receivables on March 31, 2017 were $2,580,477 compared to $2,795,160 as of March 31, 2016. At March 31, 2017, the company’s days sales outstanding were 43 days compared to 40 days as of March 31, 2016.  Inventory on March 31, 2017 was $2,470,579 compared to $2,443,774 on December 31, 2016. See Table B of this release for a summary of our balance sheet.

Business Highlights

“Our revenue mix in Q1 2017 was similar to that in Q1 2016, with a few notable exceptions. Our IIoT-focused facility automation business that includes sales of FieldServer gateways was roughly flat as the growth from newer accounts was offset by two of our significant OEM customers not placing orders in Q1, but from whom we expect continued business during the rest of the year. The facility safety business, which includes the sales of Sentry flame and gas detection products, declined by approximately 6%, with the entire decline attributable to reduction in international sales. We experienced an increase in sales in the US-based Telecommunications business, due to an inspection and upgrade cycle that was initiated by one of our major customers,” said Varun Nagaraj, President and CEO. “Positive reaction to our revamped product portfolio at the AHR Expo in January 2017 reinforced the long-term importance of wireless and cloud features to the facility automation market and revalidated our multi-year product development initiatives. We expect to transition our wireless and FieldPoP OEM beta trials into production this year. We appointed Michael Nugent, a seasoned flame and gas executive most recently at Emerson, to lead our sales and marketing initiatives in the facility safety business. Our flame detector product is in FM testing. With the FieldPoP-enabled Sentry IT Controller that we are debuting at the Advanced Clean Transportation (ACT) show in early May 2017, we are the safety industry’s first vendor to offer a cloud option with every controller enabling a range of new wired and wireless monitoring and management services. With these initiatives, we have an opportunity to reassess our positioning and go-to-market approach to the flame and gas market. In the long-term, we believe that an IIoT-enabled facility safety solution may offer growth potential similar to that enjoyed by IIoT-enabled cold chain and fleet management solutions. We are considering various strategic options to increase solution breadth, differentiation, growth and long-term relevance.”

During Q1 2017, Sierra Monitor continued to retain and expand its two hundred strong OEM customer base for its FieldServer protocol gateway products, and began to position new capabilities such as the FieldPoP device cloud to increase design “stickiness.” The customer wins continue to reinforce our position as a leading partner to OEMs and solution providers in the facility automation segment of the IIoT market.

  Leonard Valve Company of Cranston, Rhode Island, manufactures thermostatic mixing valves along with a digital monitoring system that deliver water at desired temperatures in commercial buildings, including hospitals and healthcare facilities. Leonard Valve’s digital monitoring system now includes Sierra Monitor’s FieldServer gateways that connect to various Building Management Systems over BACnet/IP, BACnet MS/TP, Modbus TCP/IP, Modbus RTU, and Metasys N2. Additionally, Leonard Valve will use the FieldPoP cloud portal to enable their service technicians to remotely connect to, monitor, and proactively support the digital monitoring systems in the field.
  Riello, a Europe-based global boiler manufacturer, has selected Sierra Monitor’s FieldServer gateway products for inclusion with their innovative Riello Array boiler plants in order to address connectivity requirements to Building Management Systems. The FieldServer gateway’s simultaneous support for BACnet MS/TP, BACnet/IP and Modbus TCP/IP in a single product simplifies their worldwide delivery and installation chain. An additional key factor in the selection of FieldServer gateways is believed to be the FieldPoP device cloud portal as it would potentially enable Riello to develop new remote service offerings.
  Gardner Denver is a Milwaukee, Wisconsin based global manufacturer of highly-engineered compressor, pump, vacuum and blower products used in industrial, energy, and medical applications. Facing a requirement to connect their products to building management and other supervisory systems over protocols such as BACnet/IP, BACnet MS/TP, Modbus TCP/IP, Modbus RTU, Metasys N2, and EtherNet/IP, the company will offer Sierra Monitor’s FieldServer gateway to its customers. Gardener Denver’s AirSmart, Pilot, Bellis, and Control product lines are expected to benefit from this integration capability.
  Halton Global Services of Dallas, Texas, installs and manages indoor climate solutions in office buildings and cruise ships. As a solution provider, Halton Global Services is often responsible for integrating products within a BACnet network. In order to streamline the installation and commissioning process, Halton selected Sierra Monitor’s BACnet Explorer NG product for use in their staging center and in the field. The BACnet Explorer NG’s auto-discovery and visualization capabilities are believed to have been driving factors in the selection process.
  KRAUS Hi-Tech, based in New York, provides customized, high-end home automation solutions. For a large residential project spanning nearly 100 luxury apartments in New York, KRAUS selected FieldServer gateways to connect Alerton thermostats to Control 4 software.
  Tyco SimplexGrinnell, a safety solution provider, has installed Simplex 4100 fire alarm panels as part of a tunnel upgrade in Seattle, Washington. Sierra Monitor’s FieldServer gateways were selected to extract temperature and alarm information from the fire panels for use by the master Ethernet/IP SCADA system.
  Sunbird, a leading Data Center Infrastructure Management (DCIM) company, of Somerset, New Jersey, helps data center operators manage tasks and process efficiently to save costs and improve availability. In Q1, 2017, Sunbird began using the FieldServer gateways to integrate various data center devices speaking Modbus to the company’s SNMP-based software solution. The gateway’s high data point capacity is believed to have been a good fit with the requirements typical of a large data center.
  Samil CTS, a leading systems integrator in South Korea selected the FieldServer gateway for a project at the Leeum Samsung Museum of Art in Seoul, Korea. The gateway will bridge Schneider Electric controller products speaking Metasys N2 with other automation devices in the museum that speak Modbus. The FieldServer gateway’s easy installation and ability to stay transparent to changes in the connected systems are believed to have been key selection factors.

Sierra Monitor’s Sentry IT line of fire and gas solutions continued to be selected to protect high-value assets and facilities around the world for various applications.

  The Pennsylvania Department of Transportation (PennDOT) is upgrading 29 fueling stations and retrofitting or replacing the transit agencies' maintenance and storage facilities as they transition their mass transit fleet of buses to run on natural gas. In Q1, Sierra Monitor’s Sentry Controllers, Infrared (IR) combustible gas detection modules, and modules for nitrogen dioxide were selected for use at refueling and maintenance facilities at Erie, York, Ebensburg, Greenburg, and Donora.
  Nabors Industries Ltd., based in Hamilton, Bermuda, is an S&P 500 oil, natural gas and geothermal drilling contractor operating on land throughout the Americas, the Middle East, the Far East, and Africa. With a fleet of nearly 800 rigs in North and Central America, Nabors performs onshore well-servicing and provides rigs for offshore oil platform workover. Tesla Electric, Sierra Monitor’s representative in Alaska, and a service provider to Nabors, was recently awarded a project to upgrade the gas monitoring systems on one of Nabors’ rigs to the latest Sentry IT technology. Tesla Electric’s automation design services skills, and the ability of the Sentry IT to be remotely monitored through the cloud, are believed to have played a role in the selection process.
  MVP Pipeline is a gas transmission company head-quartered in Wichita, Kansas. MVP Pipeline commissioned catalytic bead-based Sentry IT gas detection modules to detect seepage of natural gas in and around their compressor stations. We believe that selection factors included backwards compatibility between the newly installed gas detection modules and the facility’s existing infrastructure, along with the ability to use the relays that are in the detection modules to drive local mitigation actions.
  Greenwood Energy, the North American clean energy subsidiary of the Libra Group, is in the process of converting a coal-fired power plant in New York to natural gas. As part of this project, Sierra Monitor’s Sentry Controllers and IR combustible gas detection modules were purchased and installed in Q1.
  PT Generation Java-Bali (PTJB), based in Indonesia, delivers more than 5,000 megawatts of electricity to its customers. PTJB selected PT Katalist, Sierra Monitor’s representative in Jakarta, to procure Sentry IT Catalytic Bead gas detectors for a coal-fired power plant located in central Java. The detectors will be deployed to detect any leakage of hydrogen from the hydrogen generators that are used within the power plant.
  Akzo Nobel Functional Chemicals S.A. is located in San Lorenzo, in the province of Santa Fe, Argentina, and produces sulfur derivative products for mining and agrochemical applications. Working with Sierra Monitor sales partner CV Control S.A., the company selected Sentry hydrogen sulfide detectors to accommodate plant capacity expansion. This installation is the first in Argentina for Sierra Monitor.

About Sierra Monitor Corporation

Sierra Monitor Corporation addresses the industrial and commercial facilities management market with Industrial Internet of Things (IIoT) solutions that target facility automation and facility safety requirements.

The company’s FieldServer brand of protocol gateways and FieldPoP™ device cloud target the facility automation segment and are used by OEMs and system integrators to enable local and remote monitoring and control. With more than 200,000 products, supporting over 140 protocols, installed in commercial and industrial facilities, FieldServer is the industry’s leading multi-protocol gateway.

Sierra Monitor’s Sentry IT fire and gas detection solutions address the facilities safety segment, and are used by safety managers to protect facility personnel and assets. Sentry IT branded controllers, sensor modules, and software are installed at thousands of facilities such as natural gas vehicle fueling and maintenance stations, wastewater treatment plants, oil and gas refineries and pipelines, parking garages, and underground telephone vaults.

Headquartered in the heart of Silicon Valley in Milpitas, California, Sierra Monitor was founded in 1979 and has been a public company since 1989. By combining its distinguished track record in industrial sensing and automation with IoT technologies such as wireless, cloud connectivity, and data services, Sierra Monitor is at the forefront of the emerging IIoT trend.

For more information visit:  http://www.sierramonitor.com/

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning future product plans and releases, market acceptance and adoption of our solutions, macroeconomic trends and market conditions, investment plans, results of operations, market position, and strategic plans and objectives. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Further information on these risks, uncertainties and assumptions as well as information regarding other factors that could affect the company’s financial results is included in the reports on Forms 10-K, 10-Q and 8-K and in other filings we make with the Securities and Exchange Commission from time to time. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Table A

SIERRA MONITOR CORPORATION
Statements of Operations
(Unaudited)

	For the three months ended March 31,
	2017	2016
Net sales	$4,527,190	$4,540,997
Cost of goods sold	1,792,806	1,912,780
Gross profit	2,734,384	2,628,217
Operating expenses
Research and development	760,296	699,921
Selling and marketing	1,355,211	1,256,433
General and administrative	787,812	769,139
	2,903,319	2,725,493
(Loss) from operations	(168,935)	(97,276)
Interest income	-	53
(Loss) before income taxes	(168,935)	(97,223)
Income tax (benefit) provision	(35,093)	905
Net (loss)	$(133,842)	$(98,128)
Net (loss) available to common shareholders per common share
Basic	$(0.01)	$(0.01)
Diluted	$(0.01)	$(0.01)
Weighted average number of common shares used in per share computations:
Basic	10,181,553	10,145,862
Diluted	10,181,553	10,145,862

Table B

SIERRA MONITOR CORPORATION
Balance Sheets
Assets	March 31,	December 31,
	2017	2016
	(Unaudited)
Current assets:
Cash and cash equivalents	$4,448,251	$4,692,999
Trade receivables, less allowance for doubtful accounts of approximately $75,000 at March 31, 2017 (unaudited) and December 31, 2016, respectively	2,580,477	2,502,601
Inventories, net	2,470,579	2,443,774
Prepaid expenses	673,793	575,177
Income tax deposit	104,043	68,949
Deferred income taxes - current	249,967	249,967
Total current assets	10,527,110	10,533,467

Property and equipment, net	144,934	167,831
Other assets	185,431	202,875
Total assets	$10,857,475	$10,904,173

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$722,808	$824,951
Accrued compensation expenses	650,511	460,584
Other current liabilities	184,706	168,584
Total current liabilities	1,558,025	1,454,119

Deferred tax liability	88,802	88,802
Total liabilities	1,646,827	1,542,921

Commitments and contingencies
Shareholders’ equity:
Common stock, $0.001 par value; 20,000,000 shares authorized; 10,181,553 shares issued and outstanding at March 31, 2017 (unaudited) and 10,171,551 at December 31, 2016.	10,182	10,172
Additional paid-in capital	4,224,471	4,139,527
Retained earnings	4,975,995	5,211,553
Total shareholders’ equity	9,210,648	9,361,252
Total liabilities and shareholders’ equity	$10,857,475	$10,904,173

SIERRA MONITOR CORPORATION

Sierra Monitor continues to provide all information required in accordance with GAAP and does not suggest or believe non-GAAP financial measures should be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated.  Sierra Monitor believes that these non-GAAP financial measures provide meaningful supplemental information regarding its operating results primarily because they exclude amounts the Company does not consider part of ongoing operating results when assessing the overall Company performance.The accompanying news release contains non-GAAP financial measures. The following tables reconcile the non-GAAP financial measures used to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include EBITDA (Table D), non-GAAP operating results (Table C), and basic and diluted non-GAAP net income per share.

We believe that our non-GAAP financial measures facilitate the comparison of results for current periods with results for past periods. We exclude the following items from non-GAAP financial measures:

Depreciation and Amortization of Tangible and Intangible Assets

In accordance with GAAP, depreciation and amortization of tangible and intangible assets includes depreciation of purchased capital assets and amortization of intangible assets including third party approval fees. We exclude these amounts from our internal measures for budget and planning purposes.

Provision for Bad Debt Expense

We maintain an allowance for doubtful accounts which is analyzed on a periodic basis to ensure that it is adequate to the best of management’s knowledge.  We exclude these amounts from our internal measures for budget and planning purposes.

Provision for Inventory Losses

We evaluate our inventories for excess or obsolescence on a quarterly basis.  Inventories identified as slow moving or obsolete are determined based on historical experience and current product demand.  The quarterly analysis is used to adjust the provision for inventory losses.  We exclude the provision for inventory losses from our internal measures for budget and planning purposes.

Stock-based Compensation Expense

Our non-GAAP financial measures exclude stock-based compensation expenses, which consist of expenses for stock options. While stock-based compensation is an expense affecting our results of operations, management excludes stock-based compensation from our budget and planning process. For these reasons we exclude stock-based compensation expenses from our non-GAAP financial measures.  We compute weighted average dilutive stocks using the methods required by GAAP for both GAAP and non-GAAP diluted net income per share.

EBITDA

EBITDA represents net earnings attributable to Sierra Monitor excluding interest expense, income taxes, depreciation and amortization. As required by SEC rules, we have provided reconciliation on Table D of this measure to the most directly comparable GAAP measure. Management believes that EBITDA is one of the appropriate measures for evaluating the operating performance of the Company because it reflects the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet, and make strategic acquisitions.

Sierra Monitor refers to these non-GAAP financial measures in evaluating and measuring the performance of our ongoing operations and for planning and forecasting in future periods. These non-GAAP financial measures also facilitate our internal comparisons to historical operating results.  We are reporting non-GAAP financial measures because we believe that the inclusion of comparative numbers provides consistency in our financial reporting. We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year.

Sierra Monitor believes that non-GAAP measures have significant limitations in that they do not reflect all of the amounts associated with Sierra Monitor's financial results as determined in accordance with GAAP and that these measures should only be used to evaluate Sierra Monitor's financial results in conjunction with the corresponding GAAP measures, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Because of these limitations, Sierra Monitor qualifies the use of non-GAAP financial information in a statement when non-GAAP information is presented. In addition, the exclusion of the charges and expenses indicated above from the non-GAAP financial measures presented does not indicate an expectation by Sierra Monitor management that similar charges and expenses will not be incurred in subsequent periods.

Table C
SIERRA MONITOR CORPORATION
Reconciliation of GAAP to Non-GAAP Operating Results
(Unaudited)

	For the three months ended
	March 31
	2017	2016

GAAP Net (Loss)	$(133,842)	$(98,128)
Depreciation and amortization	74,733	92,314
Provision for bad debt expense	-	-
Provision for inventory losses	-	22,500
Stock based compensation expense	81,204	98,133
Total adjustments to GAAP net income	155,937	212,947
Non-GAAP Net Income	$22,095	$114,819

Non GAAP Net Income Per Share:
Basic	$0.00	$0.01
Diluted	$0.00	$0.01
Weighted-average number of shares used in per share computations:
Basic	10,181,553	10,145,862
Diluted	10,181,553	10,145,862

Table D
SIERRA MONITOR CORPORATION
Reconciliation of GAAP to EBITDA Operating Results
(Unaudited)

	For the three months ended March 31,
	2017	2016
GAAP Net (Loss)	$(133,842)	$(98,128)
Interest income	-	(53)
Income tax (provision) benefit	(35,093)	905
Depreciation and amortization	74,733	92,314
Non-GAAP EBITDA	$(94,202)	$(4,962)

Sierra Monitor Investor Relations Contact

Varun Nagaraj
CEO, Sierra Monitor Corporation
vnagaraj@sierramonitor.com